 EXHIBIT 10.6

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is made as of February 15, 2018 (the "Effective Date"), by and between Vishay Electronic GmbH, a company with limited liability organized under the laws of Germany ("Vishay Electronic"), Vishay Intertechnology, Inc., a Delaware corporation ("Vishay"), and WERNER GEBHARDT (the "Executive").

W I T N E S S E T H:

WHEREAS, Vishay Electronic desires to continue to employ Executive and Executive desires to accept such continued employment; and

WHEREAS, Vishay Electronic and Executive intend for this Agreement to document the terms and conditions of the employment relationship.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Definitions.

1.1.	"Accrued Compensation" means (a) earned but unpaid Base Salary (as defined below) and (b) unpaid expense reimbursements.

1.2.	"Board of Directors" means the Board of Directors of Vishay.

1.3.	"Cause" means any of the following:

(a)	Executive's conviction of a felony or any other crime involving moral turpitude (whether or not involving Vishay and/or its subsidiaries);

(b)	any act or failure to act by Executive involving dishonesty, fraud, misrepresentation, theft or embezzlement of assets from Vishay and/or its subsidiaries; or

(c)
Executive's (i) willful and repeated failure to substantially perform his duties under this Agreement (other than as a result of total or partial incapacity due to physical or mental illness or injury) or (ii) willful and repeated failure to substantially comply with any policy of Vishay and/or its subsidiaries applicable to Executive; provided, however, that a termination pursuant to this clause (c) will not become effective unless Executive fails to cure such failure to perform or comply within twenty (20) days after written notice thereof from Vishay Electronic.

For avoidance of doubt, a termination due to Disability will not constitute a termination without Cause.

1.4.	"Change in Control" has the meaning defined in the Stock Incentive Program and for the avoidance of doubt refers to a change in control of Vishay.

1.5.	"Compensation Committee" means the Compensation Committee of the Board of Directors.

1.6.	"Date of Termination" means the effective date of the cessation of Executive's employment by Vishay Electronic.

1.7.	"Disability" means a disability entitling Executive to long-term disability benefits under a plan of Vishay (or a subsidiary or affiliate of Vishay).

1.8.	"Good Reason" means:

(a)	without Executive's express written consent, the occurrence of any of the following events:

(i)
any material and adverse change in Executive's titles, offices, duties or responsibilities (including reporting responsibilities) with respect to Vishay Electronic or Vishay from those set forth in this Agreement;

(ii)	a material reduction in Executive's annual Base Salary (as the same may be increased from time to time after the Effective Date);

(iii)	relocation of Executive's principal place of performance by more than 50 kilometers from [Address Redacted] (excluding for this purpose reasonable travel from to time); or

(iv)	a material breach of this Agreement by Vishay Electronic;

provided however, that none of the foregoing events or conditions will constitute Good Reason unless Executive provides Vishay Electronic with written objection to the event or condition within 30 days following the initial occurrence thereof, Vishay Electronic does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection, and Executive resigns his employment within 90 days following the expiration of that cure period.

(b)
In addition, if there occurs a Change in Control that also constitutes a "change in control event" as described in Treas. Reg. § 1.409A-3(i)(5)(i), then any resignation by Executive (other than a resignation when Cause exists) for which notice is given after that change in control event and that is effective during the 12 month period beginning four months after that change in control event, will constitute a resignation for Good Reason solely for purposes of Section 6.1.

1.9.	"Stock Incentive Program" means the Vishay Intertechnology 2007 Stock Incentive Program.

2.	Employment; Term.

2.1.
Employment.  Vishay Electronic hereby continues to employ Executive, and Executive hereby accepts continued employment by Vishay Electronic, in accordance with and subject to the terms and conditions set forth herein..

2.2.
Term.  Executive's employment pursuant to this Agreement shall commence on the Effective Date and continue for an indefinite term, until terminated in accordance with the terms of this Agreement.  Either party may terminate the employment relationship by delivery of written notice of termination to the other (a) at least seven months in advance of the Date of Termination, where notice of termination is given after a Change in Control that also constitutes a "change in control event" as described in Treas. Reg. § 1.409A-3(i)(5)(i) and the Date of Termination occurs during the sixteen month period after that change in control event, or (b) at least one year in advance of the effective Date of Termination, in any other case.  The Date of Termination will in any case occur on the last day of a calendar month.

3.	Duties.

3.1.
Position.  During the Term, Executive shall serve as Executive Vice President, Global HR of Vishay, or any other position which will be agreed by the parties, reporting directly to the Chief Executive Officer of Vishay or such other individual as may be designated by the Chief Executive Officer of Vishay from time to time.

3.2.
Authority and Responsibility.  Executive shall have authority and responsibility customarily applicable to the positions described in Section 3.1, and shall perform such other duties as may be assigned by Vishay or Vishay Electronic from time to time.

3.3.
Activities.  Excluding any periods of vacation, personal, sick leave and other permitted absences to which Executive is entitled according to this Agreement and applicable law, Executive shall devote his full professional attention and best efforts during the Term to the business and affairs of Vishay and its subsidiaries and affiliates.  It shall not be considered a violation of the foregoing for Executive to (a) provide services to Vishay or any of its subsidiaries or affiliates, (b) serve on corporate, industry, civic or charitable boards or committees or (c) manage personal investments, so long as such activities do not violate Executive's fiduciary duties and do not interfere with the performance of Executive's responsibilities as an employee of Vishay Electronic in accordance with this Agreement.

4.	Compensation.

4.1.
Base Salary.  Vishay Electronic shall pay Executive a base salary of not less than €233,406 per year (the "Base Salary"), which shall be reviewed annually by the Compensation Committee.  Such Base Salary shall be paid in accordance with Vishay Electronic's standard salary policies as they exist from time to time, subject to such deductions, if any, as are required by law or elected by Executive.

4.2.
Bonus.  For each fiscal year ending both during the Term and prior to the time that notice of termination is given by either party, Executive shall be eligible to earn an annual performance bonus ("Bonus"), payable in cash, with a target and maximum opportunity equal to 100% of his Base Salary. The actual amount of Bonus payable to Executive shall be determined by the Compensation Committee, and shall be based upon Vishay's achievement of certain corporate and/or individual performance goals to be established by the Compensation Committee in its sole discretion.

4.3.	Annual Equity Grant.

(a)
On or about each January 1st occurring both during the Term and prior to the time that notice of termination is given by either party, Vishay shall grant Executive an annual equity award under the Stock Incentive Program (or any successor plan or arrangement thereof) having a grant date fair value approximately equal to 40% of Executive's Base Salary on such date. Subject to Executive's continued service, such equity awards shall vest on January 1 of the third year following their grant, provided that the vesting of up to 75% of the equity awards granted in any year (determined as a percentage of grant date fair value) may also be subject to the achievement of performance goals established by the Compensation Committee.

(b)
With respect to equity awards granted to Executive on or after January 1, 2017 and prior to the Effective Date, and equity awards granted to Executive pursuant to this Section 4.3, if Executive's service ceases due to (i) termination by Vishay Electronic without Cause, (ii) resignation by Executive with Good Reason (or for any reason after Executive attains age 62, unless Cause then exists), or (iii) his death or Disability, then subject in each case (other than death) to Executive's execution of a release of claims in favor of Vishay and its subsidiaries and affiliates in accordance with Section 6.2, any service-based vesting criteria applicable to such equity awards will be deemed satisfied and any performance-based vesting criteria applicable to such equity awards will remain in effect.

(c)	In the event of a Change in Control, all then outstanding equity awards granted pursuant to this Section 4.3 shall immediately vest.

(d)
If Executive's service ceases at any time due to his termination by Vishay Electronic with Cause or by the Executive without Good Reason, except as provided under Section 4.3(b), all unvested equity awards will then immediately and automatically be forfeited.

5.	Additional Rights.

5.1.
Health and Nursing Care Allowance.  Executive shall receive a monthly allowance equivalent to half of the contributions for adequate health and nursing care insurance for himself, his spouse and his dependent children.  This allowance shall be limited in amount to half of the general contribution rate of the state health and nursing care insurance system.

5.2.
Reimbursement of Expenses.  In accordance with Vishay Electronic's standard reimbursement policies as they exist from time to time, Vishay Electronic shall reimburse Executive for all reasonable and documented travel, business entertainment and other business expenses incurred by Executive in connection with the performance of his duties under this Agreement.

5.3.	Vacation, Personal and Sick Days.

(a)
Executive shall be entitled to vacation days, holidays, military reserve service, personal and sick days ("Entitled Leave") according to German law and Vishay Electronic's policies for its senior executives, as in effect from time to time, provided that in no event shall Executive be entitled to fewer than 30 vacation days.  Executive shall be entitled to carry forward or to redeem his unused vacation days in accordance with and subject to Vishay Electronic's policies for its senior executives, as in effect from time to time, ("Outstanding Entitled Leave").

(b)
In the event that Executive exhausts the Entitled Leave with respect to sick days, Executive shall be entitled to receive a weekly payment, which shall be payable for up to 20 weeks after the Entitled Leave has been exhausted, equal to (i) (A) the net amount of the last monthly payment of Base Salary paid to Executive, minus (B) the amount paid or payable to such Executive pursuant to the applicable health insurance policy with respect to one month of sick days, divided by (ii) four.

5.4.	Indemnification. Vishay Electronic shall indemnify Executive to the extent provided in Vishay Electronic's organizational documents, as in effect from time to time.

5.5.
Other.  Executive shall be entitled to such other benefits or perquisites, including contributions to Managers' Insurance and the like, as is customary in Germany and as Vishay Electronic generally makes available to its senior executives.

6.	Compensation Upon Termination.

6.1.
Termination by Vishay Electronic Without Cause; Termination by Executive With Good Reason.  In the event Executive's employment with Vishay Electronic is terminated by Vishay Electronic without Cause or by Executive with Good Reason, Executive shall be entitled to the following:

(a)
continued payment of Executive's then current Base Salary from the Date of Termination until the third anniversary of the Date of Termination, deducting the applicable notice period subject to continued salary payment in accordance with Section 2.2(b), to be paid in equal installments in accordance with Vishay Electronic's standard payroll practices as in effect from time to time, but no less frequently than monthly, and which shall commence in accordance with Section 6.2; provided, however, that if the Date of Termination occurs within 16 months following a Change in Control that also constitutes "change in control event" described in Treas. Reg. § 1.409A-3(i)(5)(i), then in lieu of the installments payments otherwise due under this Section 6.1(a), Executive will instead receive a single lump sum payment equal to 29 months' Base Salary at the time specified in Section 6.2;

(b)
payment of any earned but unpaid Bonus for any fiscal year ending prior to the date that notice of termination is given, payable in the same manner and at the same time as such Bonus would have been paid in the absence of such termination; and

(c)
payment of a pro-rata Bonus for the fiscal year in which notice of termination is given, determined and paid in the same manner and at the same time as such Bonus would have been determined and paid in the absence of such termination.  The pro-ration of such Bonus will be determined based on the number of days of the applicable fiscal year that have transpired prior to the date that notice of termination is given relative to the total number of days contained in that fiscal year.

6.2.
Release.  Notwithstanding any provision of this Agreement, Executive shall not be entitled to receive any payments after the Date of Termination pursuant to Section 6.1 unless Executive has executed and delivered to Vishay Electronic and Vishay a release of all claims in the form prescribed by Vishay Electronic ("Release"), and such Release has become irrevocable within 60 days following the Date of Termination.  The severance benefits described in Section 6.1(a) will be paid or begin to be paid, as applicable, as soon as practicable after the Release becomes irrevocable.

6.3.	Death and Disability. In the event that Executive's employment with Vishay Electronic ceases due to his death or Disability, Executive will be entitled to receive:

(a)
payment of any earned but unpaid Bonus for any fiscal year ending prior to the Date of Termination, payable in the same manner and at the same time as such Bonus would have been paid in the absence of such termination; and

(b)
payment of a pro-rata Bonus for the fiscal year in which the Date of Termination occurs, determined and paid in the same manner and at the same time as such Bonus would have been determined and paid in the absence of such termination.  The pro-ration of such Bonus will be determined based on the number of days of the applicable fiscal year that have transpired prior to the Date of Termination relative to the total number of days contained in that fiscal year;

provided, in the case of a cessation of employment due to Disability, such Bonus payments will be conditioned on Executive's execution of a release of claims in favor of Vishay and its subsidiaries and affiliates in accordance with Section 6.2.

7.	Garden Leave.

7.1.
In connection with a termination of employment, especially following notice of termination pursuant to Section 2.2 above or in connection with the conclusion of a separation agreement, or prior to retirement pursuant to Section 7.3 below, Vishay Electronic reserves the right to release Executive in whole or in part from the obligation to work, while continuing to pay his remuneration ("Garden Leave").  To the extent Executive has any Outstanding Entitled Leave at the time of Termination, the amount of Outstanding Entitled Leave, if any, will be deducted from the duration of Executive's Garden Leave and all Outstanding Entitled Leave shall then be deemed settled.

7.2.
Garden Leave shall initially be irrevocable for the duration of any Outstanding Entitled Leave, if applicable.  Garden Leave remaining after any Outstanding Entitled Leave has been satisfied shall remain in effect and be revocable in case questions arise regarding the winding up of the contractual relationship or temporary work becomes necessary for operational reasons.  This shall not affect the remaining provisions of this Agreement or any restrictive covenant agreement between Vishay or any of its subsidiaries and the Executive.  In this respect, all terms of any restrictive covenant agreement, including but not limited to, terms regarding confidentiality and duty not to compete, shall remain in effect.  Any income earned elsewhere during Garden Leave shall be deducted pursuant to Sec. 615 sentence 2 of the Civil Code, however, this provision does not apply during any Outstanding Entitled Leave.

7.3.	The Pension Promise (Versorgungszusage) as of August 4, 2008, as amended most recently on October 28, 2016, remains in full force and effect.

7.4.
Except as otherwise provided in Sections 1.8(b), 4.3(c), and 6.1(a) above, it is the understanding of the parties hereto that no payments under this Agreement are contingent upon or related to a change in control of Vishay or Vishay Electronic and all such payments are to be paid without regard to the occurrence of a change in control of Vishay or Vishay Electronic.

8.	Miscellaneous.

8.1.
Complete Understanding; Amendment; Waiver.  This Agreement constitutes the complete understanding between the parties with respect to the employment of Executive and supersedes all other prior agreements and understandings, both written and oral, between the Executive, Vishay, and Vishay Electronic (and/or any Vishay subsidiary or affiliate) with respect to the subject matter hereof, including without limitation the prior Compensation Matters Agreement, dated as of May 19, 2000, and as amended from time to time, and no statement, representation, warranty or covenant has been made by either party with respect thereto except as expressly set forth herein.  This Agreement shall not be altered, modified, amended or terminated except by a written instrument signed by each of the parties hereto.  Any waiver of any term or provision hereof, or of the application of any such term or provision to any circumstances, shall be in writing signed by the party charged with giving such waiver.  Waiver by either party hereto of any breach hereunder by the other party shall not operate as a waiver of any other breach, whether similar to or different from the breach waived.  No delay on the part of Vishay, Vishay Electronic or Executive in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by Vishay, Vishay Electronic or Executive of any such right or remedy shall preclude other or further exercise thereof.

8.2.
Withholding Taxes.  Vishay Electronic may withhold from all payments due to Executive (or his beneficiary or estate) under this Agreement all taxes which, by applicable law, Vishay Electronic is required to withhold therefrom.

8.3.
Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.  If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

8.4.
Other Conditions of Service.  Executive's service will also be subject to all policies of Vishay and Vishay Electronic in effect from time to time with respect to its executives generally, including (without limitation) any policies regarding clawbacks, securities trading or hedging or pledging of securities.

8.5.	Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of Germany, without regard to the principles of conflicts of law.

8.6.	Titles and Captions. All Section titles or captions in this Agreement are for convenience only and in no way define, limit, extend or describe the scope or intent of any provision hereof.

8.7.
Collective Bargaining Agreements. The parties hereto acknowledge and confirm that the Executive does not fall within the scope of any tariff regulations and that this Agreement shall not be governed by any collective bargaining agreement.

8.8.	Counterparts. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original, and all such counterparts shall constitute but one and the same instrument.

IN WITNESS WHEREOF, Executive has executed this Agreement and Vishay Electronic and Vishay have each caused this Agreement to be executed in its name and on its behalf, on the date(s) below indicated.

February 15, 2018	By:	VISHAY ELECTRONIC GMBH /s/ Arnold Rohr
Date		Name: Arnold Rohr Title: Managing Director
February 15, 2018	By:	VISHAY ELECTRONIC GMBH /s/ Günther Volkmann
Date		Name: Günther Volkmann Title: Managing Director
February 15, 2018	By:	VISHAY INTERTECHNOLOGY, INC. /s/ Gerald Paul
Date		Name: Dr. Gerald Paul Title: Chief Executive Officer
February 15, 2018		EXECUTIVE /s/ Werner Gebhardt
Date		Werner Gebhardt